EXHIBIT 16.1

                             DISTRIBUTION AGREEMENT

      THIS DISTRIBUTION AGREEMENT (this "AGREEMENT") is made effective as of the 4th day of October, 2005 by and between NeoMedia Micro Paint Repair, Inc., a Nevada corporation with its principal place of business at Jetport Commerce Park 13891 Jetport Loop #15-18, Ft Myers, Florida 33913 ("NMPR"), and WI-THO AS, a Norwegian corporation with its principal place of business at Solskinnskroken 4, 0375 Oslo, Norway (the "Distributor").

                              W I T N E S S E T H :

      WHEREAS, Distributor is in the business of marketing and/or distributing a variety of automotive products, tools and other automotive-related businesses and systems.

      WHEREAS, NMPR (i) manufactures and sells chemicals, paints, and related products that are more fully described in Section 3.1 hereof and that are described with particularity in Exhibits A and B hereof (collectively, the "Products"), and (ii) provides certain limited Technical Support and Services as set forth in Exhibit C hereof.

      WHEREAS, Distributor desires to offer the Products for sale throughout the Territory described in Section 1.1 hereof, on a exclusive basis, as an NMPR Distributor, such designation entitling the Distributor to market and sell the Products in the Territory under the Distributor's own brand name using Distributor's proprietary labeling.

      WHEREAS, NMPR desires to appoint Distributor as a distributor of the Products throughout the Territory, and should Distributor desire to enter other markets outside of the Territory and subsequently notify NMPR of such desire, NMPR would consider such an appointment at such time, all in accordance with this Agreement.

      WHEREAS, concurrent with the execution of this Agreement, pursuant to
Section 8.1.4 hereof, and in any event before any technical training of the Distributor by NMPR pursuant to this Agreement commences, Distributor has signed a Confidentiality and Non-Competition Agreement in the form attached hereto as Exhibit D (the "Confidentiality and Non-Competition Agreement").

      WHEREAS, Distributor is being trained in the procedures and processes of the NMPR painting system (the "System") and realizes that the System represents a unique proprietary process.

      NOW, THEREFORE, in consideration of the mutual representations, warranties, covenants and agreements and upon the terms, and subject to the conditions hereinafter set forth, the parties, intending to be legally bound, hereby agree as follows:

                                    ARTICLE I
                                   APPOINTMENT

      1.1 Appointment as Exclusive Distributor. Subject to the terms and conditions of this Agreement, NMPR hereby appoints Distributor as an exclusive distributor of the Products throughout Norway, Denmark, and Sweden (the "Territory") and Distributor accepts this appointment.

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      1.2 Defintions

            (a) Defintion of exclusivity. For the purposes of this Agreement, "exclusive" means that although Distributor has the right to sell and distribute the Products in the Territory, NMPR shall be entitled, either directly or indirectly, to quote prices, sell and/or deliver the Products on an unfettered and unlimited, wholesale or retail basis throughout the world except for in the territory specified in Section 1.1. hereof.

            (b)   Definitions of Affiliate and Subsidiary. For the purposes of
                  Section 1.2(a) hereof: (i) an entity is "affiliated" with another entity if one of them is the subsidiary of the other, or both are subsidiaries of the same entity, or each of them is controlled by the same person or entity and if each entity is affiliated with the same entity at the same time, then each is deemed to be affiliated with the other; (ii) an entity is a subsidiary of another entity if (a) it is controlled by that other entity, or by that other entity and one or more entities, each of which is controlled by that other entity, or by two (2) or more entities, each of which is controlled by that other entity, or (b) it is a subsidiary of a subsidiary of that other entity; and (iii) an entity is controlled by a person or entity if the shares or interests of the entity carrying more than 50% of the votes for election of the directors are held, other than by way of security, by or for the benefit of that person or entity and the votes carried by such shares or interests are sufficient, if exercised, to elect a majority of the directors of the entity.

            (c)   Definition of distributor

                  Distributor is defined as the parent company WI-THO AS located in Norway and the wholly owned subsidiaries WI-THO AB (Sweden) and WI-THO A/S (Denmark). Direct sales from these three units are not defined as sales to sub-distributors.

      1.3 Sub-Distributors. Distributor may appoint, license or contract with Affiliates and franchisees or with other non-affiliated distributors, dealers, wholesalers, retailers, jobbers and other businesses (collectively, "Dealers") to sell, market and distribute the Products as long as any such Dealer executes the Confidentiality and Non-Competition Agreement. Affiliates of Distributor and Dealers are collectively referred to in this Agreement as "Sub-Distributors." No appointment, license or contract by Distributor with a Dealer or Sub-Distributor shall absolve Distributor of its duties and obligations pursuant to this Agreement, however, and Distributor shall remain principally and wholly liable for any transactions involving NMPR, the Products and any such Dealer or Sub-Distributor.

            1.4 Minimum purchases/Royalty payments Distributor agrees to pay a total of $500,000 US dollars for the exclusive distribution rights, such sum to include Distributor's product orders equal to the purchase price of $500,000 US dollars.. The product orders and Products will be delivered upon request from Distributor during the initial term of the Master Distribution Agreement. NMPR will train a maximum of 4 of Distributor's trainers during a 5 year period from date of signature of this agreement without cost to the distributor other than air fare, hotel and meals. Distributor will also commit to the following minimum yearly purchases after the first year of the agreement as follows:

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      Year 2:     $100,000
      Year 3:     $150,000
      Year 4:     $250,000
      Year 5:     $250,000

      If distributor fails to meet the yearly minimum purchase the exclusive appointment becomes non- exclusive.

      While this and all amounts in this Agreement are expressed in United States Dollars, this and all subsequent dollar amounts are intended by the parties to be payable to NMPR by Distributor in the official and legal currency of Norway at the applicable exchange rate relative to the United States Dollar posted in the Wall Street Journal on the business day immediately before such payment. Such payment shall be made by check or in cash by wire transfer of immediately available funds to an account specified by NMPR. In addition to the initial payment contemplated by this
      Section 1.4, the following fees and royalties shall be remitted to NMPR by Distributor from time to time as follows:

                  (i) 3% of any Product sales

                  (ii) 25% of any royalties or technical fees that Distributor or Sub-Distributors collect from franchisees or Dealers on revenues that they earn from performing services using the Products. Such sums as are accrued for any given year of this agreement shall be payable to NMPR within 30 days after the anniversary date for the beginning of the subsequent year of this agreement.

Distributor shall purchase Products in accordance with pricing as set forth in Exhibits A and B hereof. Prices are F.O.B. Ft Myers, Florida, United States (or a distribution site designated in writing by NMPR) and are subject to change. Distributor will remit the amounts described in this Section 1.4 on a monthly basis as Distributor or its Sub-Distributors collect these fees or royalties from franchisees. Distributor will make all payments 30 days after collection.

      1.5 Distributor Right to Use or Resell. Distributor may use or resell the Products purchased from NMPR under this Agreement.

      1.6 No Trademark License Conferred. Distributor acknowledges and agrees that no rights are granted to it by NMPR herein or hereby for the use of any of NMPR's proprietary marks and that no goods or services, including, but not limited to, the Products, will be sold pursuant to any such license or in connection with the license to Distributor of any of NMPR's proprietary marks nor will any Affiliate of Distributor, Dealer, Sub-Distributor or franchisee be licensed to use any of NMPR's proprietary marks unless NMPR enters into a separate licensing agreement with Distributor or such Affiliate, Sub-Distributor, Dealer or franchisee. NMPR will provide Distributor, licenses to operate NMPR facilities under its own signage; these licenses can only be used at locations owned by Wi-THO AS and cannot be assigned.

      1.7 Relationship of Parties. NMPR and Distributor are each independent contractors and nothing in this Agreement will be construed or interpreted as creating an employer/employee, agency, joint venture or any similar relationship between the parties. Consequently, (a) Distributor is and will remain an independent purchaser and seller of the Products, (b) neither party will have or exercise any right or authority to assume or create any obligations or responsibilities, including without limitation contractual obligations, on behalf of or in the name of the other party, and (c) each party hereto will be exclusively responsible for paying all income and other taxes and costs and all expenses relating to its respective business.

            (a) No Less-Favorable Terms. NMPR covenants and agrees that NMPR will treat Distributor no less favorably than any other distributor of NMPR with respect to training and distribution of the Products. Wherever possible, NMPR agrees to utilize Distributor to provide training and/or distribute the Products if NMPR determines there is such a need. Without prejudice to the foregoing generality, NMPR covenants and agrees that it will not provide training or other services to any distributor other than Distributor for a lesser price than it sells and provides Products and services to Distributor, nor offer benefits to other distributors if the same are not offered to Distributor. NMPR may grant reasonable volume discounts to other distributors provided the same or better terms and conditions are offered to Distributor.

            (b) Equal Access to Products. Distributor shall have reasonably equal access with NMPR and any other customers to all new Products for the purpose of sale and distribution. Distributor shall have the right to participate in prior testing of new Products before sale and distribution. NMPR shall take reasonable steps to keep Distributor informed as to new Products being developed. NMPR and Distributor acknowledge and agree that any material change in the chemistry, performance or other essential characteristics of the Products shall constitute a new Product for the purposes of this provision.

      1.8 Distributor Not To Bind NMPR. Distributor agrees that it will at no time represent to any other party that it is an agent of NMPR or is acting on behalf of NMPR and not undertake any agreements with any other parties (including, but limited to, with Dealers, Sub-Distributors, Affiliates and franchisees) that state, imply, infer or leave open the possibility or prospect that it has the right to bind NMPR to any sort of undertaking or instrument and Distributor agrees to indemnify NMPR against any and all actions that could arise or be brought against NMPR due to a breach of this Section 1.8.

                                    ARTICLE 2
                              DUTIES OF DISTRIBUTOR

      Distributor shall, subject to the terms and conditions of this Agreement:

      1. Use its reasonable efforts to promote the sale of the Products throughout the Territory using appropriate marketing and advertising programs and campaigns;

      2. Maintain a sufficient stock of the Products in inventory to allow prompt filling of all orders placed by Distributor's Sub-Distributors, Affiliates and franchisees;

      3. Furnish NMPR with such forecasts of anticipated Product sales and shipment schedules as NMPR may reasonably request from time to time;

      4. Refrain from tampering with the Products as set forth in detail in
Section 8.2;

      5. Keep confidential and treat as trade secrets, and cause employees, agents and consultants to keep confidential and treat as trade secrets, all information disclosed to Distributor by NMPR concerning the composition of the Products and the methods, procedures, specifications and techniques used in conjunction with the Products or the application of the Products, all as described in detail in Section 8.1 hereof;

      6. Purchase, use and sell for use with the Products only those products, materials, equipment and supplies that are compatible with the Products as set forth in more detail in Section 3.2; and

      7. Submit the Product packaging labels to NMPR for its review and approval as set forth in Section 9.2.

                                    ARTICLE 3
                         PRODUCTS, PRICES AND PURCHASES

      3.1 Products. For the purposes of this Agreement, "Products" mean those chemicals, paints, software, Toll Free Technical Support and Service and related products described in the exhibits to this Agreement. If NMPR adds new paints, chemicals or related products to its line of Products, enhances or improves the Products, or substitutes different Products during the Term of this Agreement, then these additional, enhanced, improved, or substitute Products will be deemed to be added to the exhibits to this Agreement together with the pricing for those Products and Distributor will be entitled to buy and distribute them on the same terms as those Products originally included in the exhibits to this Agreement.

      3.2 Non-Proprietary Products. The parties agree that anyone using the Products in the exhibits to this Agreement will also need to or may wish to obtain and use various other products, materials, equipment and supplies that are associated with use of the Products. The non-proprietary products currently offered for sale by NMPR are described in the exhibits to this Agreement (the "Non-Proprietary Products"). Distributor will have the right, but not the obligation, to purchase the Non-Proprietary Products from NMPR at the prices shown in the exhibits to this Agreement. NMPR will have the unfettered right to alter these prices for the Non-Proprietary Products at any time during the Term of this Agreement. Distributor, its franchisees and Sub-Distributors and Dealers will be entitled to purchase, use and sell the Non-Proprietary Products obtained from sources other than NMPR. If Distributor desires to purchase any Non-Proprietary Products from such other supplier, then Distributor will submit samples and/or specifications to NMPR for review and/or testing to determine whether such Non-Proprietary Products are compatible with the Products. If NMPR does not present Distributor with proof that the Non-Proprietary Products are incompatible with the Products within thirty (30) days of submission of the samples or specifications, Distributor, franchisees, Sub-Distributors and Dealers will be entitled to purchase, use and sell such Non-Proprietary Products for use with the Products.

      3.3 Prices for Proprietary Products. Distributor shall pay the prices for the Products for sale in the Territory that are set forth in Exhibit A hereto. Distributor shall pay the prices for the Products that are set forth in Exhibit B for products and equipment for sale outside of the Territory. Distributor shall pay the prices for the Products that are set forth in Exhibits A and B in the official and legal currency of the United States. Commencing one (1) year from the date of this Agreement and each year thereafter, NMPR may increase the price of any of the Products by no more than ten percent (10%) of the prior year's price for that Product, unless the latest available value of the Producer Price Index published by the U.S. Bureau of Labor Statistics for the commodity grouping "Refined Petroleum Products" (Code 05-7) (the "Index") has risen more than ten percent (10%) from its one year prior value, in which case NMPR may raise the price of any of the Products by no more than the one year percentage increase in the Index. (This price increase does not apply to Exhibit C). If any Products are added to the exhibits to this agreement after the date of execution of this Agreement, then the parties will negotiate the price of such additional Products in good faith and will determine a period of time for which such negotiated price will be effective. After such period, NMPR may increase the price of any additional Product on the same basis as the Products originally listed on the exhibits hereto.

      3.4 Payment Terms. NMPR will invoice Distributor for each purchase order received by NMPR upon the complete shipment of the Products specified in the purchase order. NMPR will simultaneously provide an advance shipping notice to Distributor by either fax or electronic mail. Unless otherwise agreed to in writing by the parties, Distributor will pay all invoices net 30 days. All payments by Distributor under this Agreement shall be payable to NMPR by Distributor in the official and legal currency of Norway at the applicable exchange rate relative to the United States Dollar posted in the Wall Street Journal on the business day immediately before such payment. Such payment shall be made by check or in cash by wire transfer of immediately available funds to an account specified by NMPR. Payments under this Article may be combined with payments to NMPR under Section 1.4. Without prejudice to the other provisions of this Section or any other right or remedy of NMPR, if Distributor is in arrears with respect to any payment due to NMPR, or in the reasonable opinion of NMPR, Distributor is or will be unable to pay its debts as they fall due, then: (a) NMPR may elect not to deliver the Products except against contemporaneous payment by Distributor in cash in full of all amounts due and owing to NMPR; and
(b) all amounts owed to NMPR by Distributor shall become immediately due and payable.

      3.5 Resale Prices. Distributor will have the absolute right to resell the Products at any price determined by Distributor in its sole discretion.

                                    ARTICLE 4
                                      TERM

      4.1 Initial Term. Unless terminated as provided herein, the initial term of this Agreement will be 5 years (the "Initial Term") and will commence on the date of this Agreement.

      4.2 Renewal Terms. Distributor will have the unilateral right to renew this Agreement for an indefinite number of successive additional one (1) year terms (each, a "Renewal Term," collectively, the "Renewal Terms.") This Agreement will automatically renew for the next Renewal Term unless Distributor gives NMPR written notice that it is terminating the Agreement 90 days before the last day of the Initial Term or applicable Renewal Term. The Initial Term and any Renewal Terms shall collectively be referred to in this Agreement as the "Term" of this Agreement.

      4.3 Specific Performance. Each additional year after the initial three years will require a minimum yearly purchase of Products and training of Distributor's trainers at a total of $ 250,000 US dollars per annum to maintain this agreement for a five (5) year period. After the five (5) year renewal conditions have been met, both NMPR and the Distributor will mutually agree to the terms and conditions for a further renewal. If the appointment is converted from exclusive distribution to non-exclusive distribution during the Initial Term, both NMPR and the Distributor will mutually agree to specific performance terms related to non exclusivity.

                                    ARTICLE 5
                               OBLIGATIONS OF NMPR

      5.1 General Obligations. NMPR will (a) supply the Products ordered by Distributor on a timely basis and promptly notify Distributor of any changes in projected manufacturing or delivery dates regarding same, (b) promptly notify Distributor in writing of any changes to the specifications of the Products, (c) promptly provide Distributor with all documentation and information as may be necessary to allow Distributor to arrange for the transportation of the Products at the time and to the destinations specified by Distributor, and (d) promptly notify Distributor in writing of all new Products that Distributor will have the right to sell and distribute.

      5.2 Training.

            5.2.1 Initial Technical Training

            NMPR will, within sixty (60) days after the date of this Agreement, make available qualified instructors experienced in the use and application of all Products ("NMPR Instructors") and provide written teaching materials for initial technical training of up to two (2) of Distributor's trainers (collectively, the "Distributor Trainers") as part of NMPR's Train The TrainersTM Program. The Distributor Trainers shall be employees of Distributor. Distributor will be responsible for selecting Distributor Trainers who are both technically qualified to benefit from the training and capable of training others. The initial technical training will consist of five (5) days of classes for two Distributor Trainers at NMPR's facilities in Ft Myers, Florida. The initial technical training will provide Distributor Trainers with all necessary technical information required for training others to market, sell, use and apply the Products. The training will also be designed to provide Distributor's Trainers with sufficient information for them to train others in how to deal with any hazards related to the use of the Products or the application of the Products, as such training is or may later be required to comply with laws, rules and regulations pertaining to workplace safety and health, including, but not limited to 29 CFR ss. 1910.1200 of the United States Code of Federal Regulations. To compensate NMPR for this initial technical training, Distributor will pay NMPR a flat fee of US$0.00 for each training program taught by NMPR. Distributor will be responsible for the costs and expenses incurred by Distributor Trainers in traveling to and attending all training classes in NMPR's facilities in Ft Myers, Florida. Distributor will pay an additional fee to be negotiated on an ad hoc basis for any trips Distributor requires NMPR Instructors to make outside of Canada or Florida and all travel costs of NMPR Instructors for such trips will be paid for by Distributor. At any time during the Term of this Agreement, Distributor may request that NMPR provide one or more additional classes of initial technical training for additional Distributor Trainers. The fee for such additional initial technical training will be US $3,000 for a class of up to two (2) Distributor Trainers for each training center location.

            (a) Update Training. At the request of Distributor, NMPR will provide technical update training to Distributor Trainers concerning any new information known about the use and application of the Products or hazards related to the use or application of the Products, as well as information about any new Products developed by NMPR. The timing of any technical update training will be agreed upon by mutual consent of Distributor and NMPR and will be at the sole cost and expense of Distributor.

            (b) Refresher Training. Distributor will pay NMPR's then current daily training fee (presently US$600 per day) for any training to refresh the training of Distributor Trainers that Distributor may request NMPR to conduct and Distributor will reimburse NMPR for the cost of travel, meals and lodging for the NMPR Instructors who provide such refresher instruction if the training is not conducted in Fort Myers, Florida, USA.

            (c) Hot Line. Distributor agrees to purchase Toll-Free Technical Support and Service from NMPR (the "Hot Line") as they become available, which will allow its distributors, Dealers, franchisees, wholesalers, retailers, jobbers, catalog companies, telemarketers and other businesses involved in distribution of the Products to obtain technical information about the Products by telephone or on a Web site. The Hot Line may be operated either by the Distributor regional training centers or by Distributor on a country-wide basis. Distributor shall make the Hot Line available during normal business hours in all areas where the Products are sold. Distributor shall staff the Hot Line with competent technicians. NMPR also agrees to allow Distributor access to any of NMPR's Teleconference and Videoconference Technologies that it is developing so as to assist Distributor with new and high tech Training and Technical Support Services by means of these Toll-Free lines. (An example of how the Hot Line will work is explained as Exhibit C attached hereto).

      5.3 Material Safety Data Sheets. For each of the Products, NMPR will provide Distributor with a Material Safety Data Sheet ("MSDS"), as that term is defined in 29 CFR ss. 1910.1200(g) of the United States Code of Federal Regulations. NMPR will supply each MSDS in English and/or Spanish (if required), within ninety (90) days of the date of this Agreement, and will also supply a French and/or Spanish translation (if required). NMPR will supply the MSDS to Distributor in electronic format. In the event that Distributor determines that the laws or regulations of any country, state or province where Distributor is selling the Products require a MSDS document that contains different information or formatting than that specified under 29 CFR ss. 1910.1200(g), Distributor shall provide NMPR with the relevant law or regulation and NMPR shall prepare a version of the MSDS for each of the Products that complies with those laws and regulations. If the MSDS is updated or modified at any time during the Term of this Agreement, NMPR will provide Distributor with an updated or modified MSDS with the first shipment of the Products to Distributor after the date that the MSDS is updated or modified. Each MSDS will be prepared at NMPR's expense, but Distributor will bear the costs of printing and distribution of the MSDS for each of the Products.

      5.4 Advertising and Marketing Materials. NMPR will provide Distributor, at no charge to Distributor, samples of sales and marketing literature that NMPR has developed in connection with its marketing of the Products, such as catalogs, brochures, flyers, advertisements and other sales literature or video presentations concerning the qualities, properties, advantages and uses of the Products. If available, samples of this literature will be made available in English, French and/or Spanish. Distributor will be free to use any or all of the content of this literature in developing and producing its own sales and marketing literature to be used in conjunction with the sale of the Products by Distributor. Distributor will be responsible for all expenses associated with the creation and reproduction of its sales and marketing literature and all labeling associated with Distributor's "brand name" for NMPR's products. Distributor agrees to submit copies of all proposed MSDS sheets, sales and marketing materials to NMPR's compliance department prior to use in the marketplace.

                                    ARTICLE 6
                PRODUCTS, ORDERS, DELIVERY, LABELING AND SHIPPING

      6.1 Purchase Orders. Distributor will submit purchase orders to NMPR for all Products to be purchased by Distributor. Each purchase order will be subject to the provisions of this Agreement. If there is a discrepancy between the provisions of this Agreement and the terms of any purchase order, order confirmation or other communication between the parties, whether or not such communication is acknowledged by the other party, then the provisions of this Agreement will govern.

      6.2 Delivery Terms. Unless otherwise agreed in writing, all deliveries of Products will be F.O.B. at NMPR's manufacturing or distribution site. Title to the Products and all risk of loss or damage to the Products will pass to Distributor when NMPR loads the Products onto the common carrier's vehicle at NMPR's manufacturing or distribution site .

      6.3 Labeling. NMPR will deliver all Products to Distributor's common carrier properly packaged and labeled in shipping cases. Distributor will instruct NMPR at the time of placing its order whether the Product containers themselves should be labeled by NMPR. If so instructed NMPR will apply labels supplied by Distributor to the Products. In order for Distributor to produce these labels, NMPR agrees to supply Distributor with copies of all labels developed by NMPR for each of the Products that meet the requirements of Section
9.2. Distributor will substitute its various brand names for the brand names previously used by NMPR on these labels. Distributor will then print the new labels at its sole cost. Distributor will provide a copy of each of the labels to NMPR for its review and approval before final printing pursuant to Section 9.2, such approval not to be unreasonably withheld. Before final printing, Distributor will make all changes to the label designated by NMPR in writing as necessary to comply with laws or regulations. In the event that Distributor instructs NMPR not to label containers, Distributor will be responsible for the cost of labeling the Products at or en-route to their destination.

      6.4 Shippinq. Distributor will be responsible for arranging and paying for all transportation of the Products from NMPR's distribution center to any final destination. NMPR will be responsible for preparing all documentation required to export the Products from the United States or import the Products into any other country where the Products are sold. Distributor agrees, however, to cooperate in this process by providing all information in its possession that may be required of NMPR by the customs services of any of these countries or any other agency or instrumentality of any government. Distributor also agrees to pay any tariffs, duties or other sales taxes imposed on the Products by reason of their import or export.

                                    ARTICLE 7
                         PRODUCT ACCEPTANCE AND WARRANTY

      7.1 Acceptance of Products. Distributor or its agents will examine all incoming Products as soon as possible upon arrival of the Products at the destination specified by Distributor, but in no event later than ninety (90) days from the date of receipt. Distributor will promptly report to NMPR in writing all shortages, damages, defects or discrepancies in each shipment. Upon providing supporting material that the shortage, damage, defect or discrepancy existed at the time NMPR made the Products available for shipping, NMPR will promptly deliver additional or substitute Products to Distributor, who will alternately deliver additional or substitute products to its Sub-Distributor, franchisee or Dealer in accordance with the delivery procedures set forth in this Agreement. In the event that the loss or damage occurred during shipping, Distributor will file an appropriate freight loss and damage claim with the carrier and arrange for disposal of any damaged Products.

      7.2 Damaged or Defective Product. In the event that any of the Products NMPR ships are damaged or defective at the time they are made available for shipping or received by Distributor, Distributor will store the damaged or defective Products and combine them for shipment back to NMPR along with a packing list that briefly describes the damage or defects. NMPR will then ship replacement Products to Distributor, who will deliver additional or substitute products to its Sub-Distributor, franchisee or Dealer to whom the damaged or defective Products were shipped. Damaged or defective Products for the purposes of this Section 7.2 do not include Products that are lost or damaged in shipping for which Distributor shall look to the carrier for redress pursuant to Section 7.1.

      7.3 Warranty. EXCEPT AS OTHERWISE SET FORTH HEREIN, NMPR MAKES NO WARRANTY WHATSOEVER CONCERNING THE PRODUCTS OR THE SYSTEM. NMPR WARRANTS THAT THE PRODUCTS AND SYSTEM CONFORM TO THE SPECIFICATIONS AND REPRESENTATONS REGARDING THE SAME THAT NMPR HAS REPRESENTED TO DISTRIBUTOR AS BEING THOSE WHICH PERTAIN TO THE PRODUCTS AND SYSTEM. THE PRODUCTS AND THE SYSTEM ARE SOLD WITHOUT IMPLIED WARRANTY OF ANY KIND. NMPR FURTHER DISCLAIMS ALL IMPLIED WARRANTIES, INCLUDING WITHOUT LIMITATION, ANY IMPLIED WARRANTIES OF TITLE, NONINFRINGEMENT, MERCHANTABILITY, FITNESS FOR A PARTICULAR PURPOSE OR ARISING FROM A COURSE OF DEALING OR USAGE OF TRADE. DISTRIBUTOR ACKNOWLEDGES THAT THE ENTIRE RISK ARISING OUT OF THE USE OR PERFORMANCE OF THE PRODUCTS AND THE SYSTEM REMAINS WITH DISRIBUTOR. TO THE EXTENT THAT A PARTICULAR JURISDICTION DOES NOT ALLOW FOR THE EXCLUSION OF IMPLIED WARRANTIES, ANY IMPLIED WARRANTIES UNDER THIS AGREEMENT ARE LIMITED TO THIRTY (30) DAYS AFTER DELIVERY TO DISTRIBUTOR WITHOUT AFFECTING ANY OTHER LIMITATION CONTAINED IN THIS AGREEMENT.

                                    ARTICLE 8
               CONFIDENTIALITY, TRADE SECRETS AND NON-COMPETITION

      8.1 Confidentiality and Non-Competition Agreement

            8.1.1. Distributor acknowledges that the System and the formula of each of the Products in Exhibits A and B hereto are trade secrets and covenants and agrees that it shall not, directly or indirectly, during the Term of this Agreement, or at any time thereafter, take any steps to reproduce, reverse engineer or otherwise ascertain the formulas for any such Product, nor shall it attempt to manufacture or produce such Product or the System.

            8.1.2 Distributor and all of its Sub-Distributors, franchisees or Dealers are prohibited from performing any tests of the Products in Exhibits A and B except as may be required by law or as may be necessary to determine conformance of the Products to the specifications and representations of NMPR, whether during the Term of this Agreement or at any time thereafter. It shall be the responsibility of Distributor to obtain either separate Confidentiality and Non-Competition Agreements in the form attached hereto as Exhibit D from its Sub-Distributors, franchisees or Dealers, or to include provisions containing all of the provisions of the Confidentiality and Non-Competition Agreement in its agreements with Sub-Distributors, franchisees or Dealers for the benefit of NMPR. In addition, Distributor shall require that its Sub-Distributors, franchisees or Dealers obtain either separate Confidentiality and Non-Competition Agreements in the form attached hereto as Exhibit D from their employees and contractors that use or apply the Products in Exhibits A and B or include provisions containing the provisions of the Confidentiality and Non-Competition Agreement in its agreements with such employees and contractors.

            8.1.3 Within thirty (30) business days of the execution of this Agreement, Distributor shall require any and all of its managers, employees, agents, directors, officers, partners, members, affiliates or independent contractors having access to any Confidential Information of NMPR (as defined in the Confidentiality and Non-Competition Agreement) or to the System to (a) execute a copy of the Confidentiality and Non-Competition Agreement, and (b) provide such Confidentiality and Non-Competition Agreement to NMPR. Failure to comply with this Section 8.1.3 shall constitute breach of this Agreement and shall allow NMPR to terminate this Agreement immediately with no consequences to NMPR whatsoever.

            8.1.4 On the date hereof, Distributor shall execute the Confidentiality and Non-Competition Agreement attached hereto as Exhibit D and provide same to NMPR contemporaneously with the execution of this Agreement.

      8.2 Non-tamperinq Agreement. Distributor agrees to refrain from tampering with, altering or modifying the Products without the express written consent of NMPR. In order to ascertain that Distributor is complying with this obligation, NMPR shall be entitled, at any reasonable time, to remove and test samples of the Products from Distributor's inventory or the inventory of Distributor's Affiliates, Sub-Distributors, franchisees or Dealers. NMPR will not be required to pay for these samples. NMPR will promptly replace all such samples at its cost. NMPR will take the smallest quantities reasonably necessary for testing and will not take a quantity of the Products at any Affiliate, Sub-Distributors, franchisees or Dealers location that will impair the ability of the Affiliate, Sub-Distributors, franchisees or Dealers to serve its customers. An independent certified laboratory selected by NMPR will do all testing of these samples. The cost of such testing will be borne by NMPR unless the testing demonstrates that the Products sampled were not supplied to Distributor by NMPR or have been tampered with, altered or modified without the written consent of NMPR, in which case the cost of testing will be borne by Distributor.

      8.3 Affiliates of Distributor. Distributor agrees to honor (and shall cause its Affiliates, Sub-Distributors, franchisees or Dealers to honor) the provisions of this Article 8 while Distributor has control by way of ownership or otherwise. Article 8 shall not apply to any publicly traded company unless it sells or distributes the Products in the exhibits attached hereto.

                                    ARTICLE 9
                                LEGAL COMPLIANCE

      9.1 In General. Distributor and its Affiliates shall each comply with all national, state or provincial, and local or municipal laws, ordinances, by-laws, rules, regulations, orders, rulings and permits applicable to its performance under this Agreement. Distributor and its Affiliates agree to promptly make all reports to and filings with governmental agencies required by applicable laws, by-laws, rules and regulations and to obtain all approvals, licenses, permits and permissions necessary for its operations under this Agreement. Distributor shall pay its own costs incurred in making such filings and reports and in obtaining such approvals, licenses, permits and permissions. NMPR shall provide Distributor with the information necessary to make such filings and reports and to obtain such approvals, licenses, permits and permissions.

      9.2 Packaqinq and Labelinq. Distributor will be responsible for developing labeling and packaging for the Products that are in compliance with all laws, by-laws, rules and regulations of each of the countries in which the Products are sold by Distributor. Prior to the first shipment of Products by Distributor into any country, Distributor and NMPR shall cooperate to do research to determine what laws, by-laws, rules and regulations may apply to packaging and labeling of paint and chemical products generally. NMPR will then develop any additional or different labels and packaging pursuant to Section 6.3 that are necessary to comply with these laws and regulations.

                                   ARTICLE 10
                                   TERMINATION

      10.1 Termination. Unless this Agreement is terminable by NMPR in its sole discretion pursuant to the terms of Sections 8.1.3 or 12.1(k) of this Agreement, this Agreement may otherwise be terminated before the expiration of the Term, including any Renewal Terms set forth in Article 3, in accordance with any of the following provisions:

            (a) Termination For Cause With Notice. Except as provided to the contrary in this Agreement, either party may terminate this Agreement if the other party materially breaches this Agreement and fails to cure such breach within thirty (30) days after receipt of a written notice from the party alleging the breach; provided, however, that if NMPR terminates this Agreement under the terms of this paragraph, NMPR agrees that it will continue to sell Distributor, on a C.O.D. basis, a sufficient quantity of the Products for Distributor to meet its obligations under any agreement entered into during the term of this Agreement.

            (b) Termination without Notice. Either party may terminate this Agreement, effective immediately upon receipt by the other party of written notice of termination, if the other party files a petition of any type as to its bankruptcy, is declared bankrupt, becomes insolvent, makes an assignment for the benefit of any of its creditors, goes into liquidation or receivership or otherwise loses legal control of its business. In the event of termination by Distributor pursuant to this Section 10.1(b), Distributor shall comply with the provisions of Section 10.2 hereof as they relate to termination pursuant to this
Section 10.1(b) to the extent allowable by applicable law.

            (c) Termination by Distributor. Distributor shall have the right to terminate this Agreement for any reason on giving sixty (60) days written notice to NMPR to this effect, provided, however, that Distributor shall comply with the provisions of Section 10.2 hereof as they relate to termination pursuant to this Section 10.1(c).

      10.2 Riqhts and Obliqations upon Termination. The expiration or termination of this Agreement will not release or affect the obligations of either party to timely pay all amounts then or thereafter due to the other party. Upon termination by Distributor of this Agreement pursuant to Sections 10.1(b) or 10.1(c) hereof, NMPR will become entitled to sell the Products directly to all Sub-Distributors, franchisees or Dealers of Distributor to which Distributor sold Products during the Term and Distributor shall then timely provide NMPR with any non-confidential or non-privileged information or data needed to enable NMPR to continue to service these customers in a complete fashion to the degree that such customers desire to be serviced by NMPR. Distributor covenants to include language in any agreement with its Dealers, Sub-Distributors and franchisees providing for and describing this eventuality. This undertaking by Distributor shall be expressly subject to injunctive relief for specific performance by NMPR against Distributor should Distributor fail to comply with this Section 10.2. Distributor relinquishes any claim for compensation of any type or kind for any such post-termination sales of the Products by NMPR to these Sub-Distributors, franchisees or Dealers. If this Agreement is terminated by NMPR pursuant to Section 10.1 hereof and such termination occurs within five years of the date of the execution of this Agreement, NMPR shall refund to Distributor the remaining portion of the initial $500,000.00 paid to NMPR by Distributor pursuant to Section 1.4 above that has not been taken out in form of Products and NMPR shall repurchase from Distributor all Products purchased by Distributor which Distributor has been unable to sell.

      10.3 Limitation of Liability. Distributor will not be liable to NMPR or NMPR will not be liable to Distributor due to the termination or expiration of this Agreement in accordance with its terms except for as outlined in section
10.2 above. Neither party will be entitled to any compensation, reimbursement or damages from the other for: (a) loss of prospective compensation, profits or income or other consequential damages; (b) loss of anticipated sales; (c) goodwill or loss thereof; or (d) expenditures, expenses, investments, leases or any type of commitment made in connection with, or in reliance upon, this Agreement.

                                   ARTICLE 11
                               DISPUTE RESOLUTION

      11.1 Unaided Negotiations. All disagreements, disputes and controversies (each, a "dispute") between the parties arising from or relating to this Agreement, including, but not limited to, allegations of fraud and misrepresentation, shall be settled by the procedures specified in this Article. If one party believes the other party has breached this Agreement, that party shall promptly notify the other party in writing. The party receiving such a notice shall respond in writing within seven (7) days after receipt. If the dispute is not promptly resolved there shall follow, within twenty (20) days, after written notice, a meeting of the representatives of the parties. The purpose of the meeting shall be to discuss and negotiate in good faith, a resolution of any outstanding dispute. The location of the meeting will be in Ft Myers, Florida. All negotiations pursuant to this Article are confidential and shall be treated as compromise and settlement negotiations.

      11.2 Mediation. If the procedure outlined in Section 11.1 fails to bring about a prompt resolution of the dispute, then within twenty (20) days following the meeting of the parties, the parties shall initiate a voluntary, non-binding mediation conducted by a mediator mutually-agreed upon by the parties. If the parties are not able to agree upon a mediator, they shall request that the Florida (State) office of the American Arbitration Association appoint a capable mediator for them. The parties shall bear equally the costs and expenses of this mediation and endeavor in good faith to resolve their differences. Mediation pursuant to this Article is confidential and shall be treated as compromise and settlement negotiations.

      11.3 Choice of Law; Litigation. This Agreement will be construed under and subject to the laws of the State of Florida, without regard to the conflict of laws principles thereof. The parties agree to waive any provision in the United Nations Convention on the Law Applicable to the International Sale of Goods or any other treaty or international convention to which Canada or the USA are or may become signatories which might lead to a different choice of law. The parties hereto hereby submit to the exclusive jurisdiction of the courts of general jurisdiction of the County of Lee, State of Florida and the federal courts of the United States located in the Middle District of the State of Florida for all litigation, court actions and other legal proceedings between the parties arising under this Agreement. Distributor and NMPR and their respective officers, directors, and employees hereby submit to personal jurisdiction in Florida for all such litigation and waive any rights they may have to contest personal jurisdiction or venue elsewhere and any claims that such jurisdiction or venue is invalid.

                                   ARTICLE 12
                    INDEMNIFICATION AND LIABILITY LIMITATION

      12.1 Distributor Indemnification of NMPR. Distributor agrees to comply with all municipal, city, Provincial and Federal laws, by-laws, regulations, ordinances and any other regulations with which it must comply. Distributor shall indemnify and hold NMPR, its officers, directors, employees, agents, successors and assigns harmless against, and will reimburse NMPR for, all losses, claims, damages, judgments, costs and expenses of whatever form and nature, including, without limitation, attorneys' fees, court costs and litigation expenses, whether direct or indirect, that NMPR, or any of is officers, directors, employees, agents, successors or assigns, may sustain or incur as a result of: (a) any failure by Distributor and/or its directors, officers, employees, Dealers, Affiliates, franchisees and Sub-Distributors (collectively, the "Distributor Parties") to comply with any municipal, city, Provincial and Federal law, by-law, regulation, ordinance or any other regulation, (b) any distribution, sale, use or misuse of the Products or the System by the Distributor Parties; (c) any loss, claim or action based on the negligence, misfeasance or nonfeasance of the Distributor Parties, including, but not limited to, actions by each or any Distributor Party involving or administering training concerning the Products or the System or any environmental liability within the control of Distributor involving, relating to or arising from the Products, or (d) any liability arising due to or as a result of the labeling of the Products by Distributor.

            (a) NMPR shall not be obligated or liable for any injury or death of any person or damage to any property caused by the Distributor's action, failure to act, negligence or willful conduct, nor for any liability of the Distributor, whether or not the same be covered by insurance arranged pursuant to this Agreement. For purposes of this Agreement, if the Distributor can control or cause the actions or omissions of any Distributor Party, or can control or cause any Distributor Party's to omit to take any action, NMPR shall not be obligated or liable for any injury or death of any person or damage to any property caused by the any Distributor Party's action, failure to act, negligence or willful conduct, nor for any liability of the Distributor Party, whether or not the same be covered by insurance arranged pursuant to this Agreement or otherwise.

            (b) The Distributor shall indemnify and save NMPR and its affiliates and its and their respective shareholders, directors, officers, partners, members, employees and agents harmless from:

                  (i) All fines, suits, proceedings, claims, demands or actions of any nature or kind whatsoever, directly or indirectly arising out of, or in any manner whatsoever associated or connected with the Distributor's operations, including without limitation, all claims made in respect of loss of or damage to customer's vehicles or the contents thereof;

            (c) The Distributor shall indemnify and hold NMPR and any of its affiliates and its and their respective directors, shareholders, officers, partners, members and employees harmless from and against any and all taxes that the Distributor may be required by applicable law to pay.

            (d) This Agreement, the documents incorporated by reference herein, and the exhibits hereto constitute the entire agreement between the parties and all prior negotiations, commitments, conditions, representations, warranties and undertakings are merged herein. Except as herein provided, there are no oral or written conditions, representations, warranties, undertakings or agreements made by NMPR to the Distributor relating to the subject matter hereof. NMPR and Distributor specifically acknowledge and agree that the Distributor has entered into this Agreement after making an independent investigation of the operations of NMPR and not upon any representation made by NMPR as to the profits which the Distributor might expect to realize, nor has anyone made any other representation which is not expressly set forth herein to induce the Distributor to execute and deliver this Agreement. The Distributor hereby represents and warrants to NMPR that all written statements made by the Distributor to NMPR prior to the execution of the Agreement, including, without limitation, all statements pertaining to the Distributor's financial standing, were true when made and continue to be true at the time of execution of this Agreement (unless subsequently corrected in writing), and in the event that such representation or warranty is untrue, NMPR shall, at its option, be entitled to terminate this Agreement without prejudice to any other remedies that it may have.

            (e) Nothing in this Agreement shall be interpreted as requiring the Distributor to sell any product or provide any service at a price stipulated by NMPR or any other person. However, NMPR may establish, maintain and advertise a suggested schedule of retail prices, although the Distributor shall be under no obligation whatsoever to comply with same, and shall suffer no penalty from NMPR for non-compliance.

            (f) The Distributor acknowledges that NMPR may receive rebates from suppliers of NMPR or the Distributor in respect of purchases made by NMPR or Distributor and expressly acknowledges and confirms that the Distributor shall have no rights in respect of, or entitlement to, such rebates.

            (g) NMPR acknowledges that the Distributor may operate other non-competing dealerships or sell other non-competing products or offer non-competing services within its facility and/or at the same time as it operates its Distributorship.

            (h) This Agreement may be executed in counterparts, and each counterpart so executed shall be deemed an original.

            (i) Time is of the essence hereof.

            (j) Whenever a personal pronoun is used herein, it is understood that such usage shall include both singular and plural, masculine, feminine and neuter, and refer in appropriate cases to corporations or other legal entities as well as to individuals.

            (k) This Agreement shall inure to the benefit of and be binding upon the Distributor and its successors and assigns but shall be personal to and non-assignable by the Distributor to any person or entity which is in competition with NMPR, except with the prior written consent of NMPR, which may not be unreasonably withheld. Any purported assignment of the rights of the Distributor hereunder without such consent by NMPR shall permit NMPR to immediately terminate this Agreement without notice. For the purpose of this provision the term "assignment" shall include any sale, assignment, transfer, pledge, hypothecation, encumbrance or other disposition of this Agreement or of the Distributor's rights hereunder, including, but not limited to, any transfer or assignment resulting from the death of the Distributor, bankruptcy of the Distributor, or otherwise resulting by operation of law.

            (l) Any requested assignment of this Agreement by Distributor to an individual or entity or addition of a geographic region to the Territory shall be subject to the following conditions:

                  (i) NMPR must approve the assignment, sale or addition in writing and approve the qualifications of any new Distributor succeeding to the rights of this Agreement.

                  (ii) A fee of US $3,000 (plus all applicable taxes) must be paid to NMPR to cover training for up to two (2) members of any new Distributor.

                  (iii) All monthly fees shall be paid by the new Distributor to NMPR and cannot be claimed in whole or in part by the former Distributor.

                  (iv) NMPR may require in its sole discretion that (a) any new Distributor sign a new version of this Agreement, the terms of which need not be the same as this Agreement, or (b) that the Distributor sign a new version of this Agreement, the terms of which need not be the same as this Agreement, in order to add any geographic region to the Territory.

                                   ARTICLE 13
                                    INSURANCE

      13.1 General and Products Liability Insurance. NMPR and Distributor will each procure and maintain in full force and effect general and products liability insurance with coverage of at least two million dollars ($2,000,000) insuring NMPR, on the one hand, and Distributor, Sub-Distributors, franchisees or Dealers, on the other hand, and each of their respective officers, directors, employees and agents from and against any and all losses, liability, damages, causes of action, lawsuits, claims, and expenses of any kind whatsoever ("Claims"), including Claims for personal injury, death, property damage and all other occurrences, arising out of, in connection with or related to the Products or the System, the application of the Products and the System, the use of the Products and the System, and the operation of NMPR's and Distributor's businesses. The insurance policy procured by NMPR will specifically provide coverage for Claims made against either Distributor or NMPR based on the failure of the Products or the System to perform as represented and Claims for product liability.

      13.2 Approval of Insurance Companies; Evidence of Coverage. NMPR will provide Distributor and Distributor will provide NMPR with a certificate evidencing the insurance coverage set forth in Section 13.1 within sixty (60) days after the date of this Agreement.

                                   ARTICLE 14
                                  GENERAL TERMS

      14.1 Expenses. Each party will be solely responsible for and will pay all expenses it incurs in fulfilling its obligations under this Agreement. Each party has had the opportunity to seek legal counsel regarding this Agreement.

      14.2 NMPR's Ownership of the Products. NMPR represents and warrants that NMPR owns the Products and the System (defined for these purposes as the trade secret formulae of the Products, the manufacturing processes used to produce the Products and the System and/or any patents or patent rights associated with either the Products, the System or the manufacture of the Products).

      14.3 Notices. All notices required under this Agreement must be in writing and by at least one of the following means; (a) personally delivered, (b) facsimile, (c) sent by certified air mail, postage prepaid, or (d) delivered by a recognized international delivery service (such as Federal Express, United Parcel Service or Airborne Express), which requires the signature of the addressee or its agent for delivery. Copies of all notices sent to NMPR by Distributor shall be sent to the attention of each of:

      NeoMedia Technologies, Inc.
      2201 Second Street
      Suite 402
      Fort Myers, Florida 33901
      Attention: Charles T. Jensen, President
      Facsimile: (239) 337-3668

      Copies of all notices sent to Distributor by NMPR shall be sent to the attention of:

      WI_THO AS
      Solskinnskroken 4
      0375 Oslo, Norway
      Attention: Marten Wigst0l
      Facsimile: (+47) 22443604

      Any notice will be effective upon the earlier of (a) receipt by the party to which notice is given, or (b) the fifth (5th) day following the date such notice was sent which date shall be evidenced by an affidavit of the sender.

      14.4 Entire Agreement. This Agreement constitutes the entire agreement of the parties with respect to the subject matter hereof and supersedes all previous proposals and agreements, whether oral or written, and all prior negotiations, conversations, understandings or discussions between the parties related to the subject matter of this Agreement.

      14.5 Amendment. This Agreement may not be, and will not be deemed or construed to be modified, amended, rescinded, canceled or waived, in whole or in part, except by a written amendment signed by both parties. An alleged verbal modification or amendment to this Agreement will be void and unenforceable.

      14.6 Severability. If any of the terms of this Agreement are in conflict with any law, statute, rule, ordinance, or order or otherwise unenforceable under the laws or regulations of any government or subdivision thereof, such terms will be deemed stricken from this Agreement, but such invalidity or unenforceability will not invalidate any of the other terms of this Agreement, and this Agreement will continue in force.

      14.7 Force Majeure. "Force Majeure" will mean any event or condition, not existing as of the date of this Agreement, not reasonably within the control of either party, which prevents in whole or in material part the performance by one of the parties of its obligations under this Agreement or which renders the performance of such obligations so difficult or costly as to make such performance commercially unreasonable. Without limiting the generality of the foregoing, the following will constitute events or conditions of Force Majeure: acts of State or governmental action, embargoes, riots, disturbance, war, terror, strikes, lockouts, slowdowns, prolonged shortage of energy supplies, delays in transportation, fire, flood, hurricane, typhoon, earthquake, lightning, explosion, and problems related to the inability of computers (used by either the parties or their vendors) to properly recognize or process data as a result of any wide-spread computer related problems or viruses. Upon giving written notice to the other party, the party affected by an event of Force Majeure will be released without any liability on its part from the performance of its obligations under this Agreement, but only to the extent and only for the period that its performance of such obligations is prevented by the event of Force Majeure. An event of Force Majeure will not relieve or affect in any way either party's obligation to pay all amounts due and owing under this Agreement.

      14.8 Waiver. The failure of NMPR or Distributor to exercise any of their rights under this Agreement, or to insist on strict compliance by the other party, and no custom or practice of the parties at variance with the terms of this Agreement, will constitute any waiver of either party's right to demand exact compliance with the terms of this Agreement. A waiver by either party of any specific default will not affect or impair the right of that party with respect to any subsequent default of the same or different nature, nor will any delay or omission to exercise any right arising from a default affect or impair the rights of that party with respect to such default or any subsequent default.

      14.9 Headings. All titles and headings used in this Agreement are for convenience in reference only and should not be used to interpret or construe this Agreement.

      14.10 Counterparts. This Agreement may be executed in two or more counterparts, each of which when taken together will constitute one instrument.

      14.11 Injunctive Relief. Notwithstanding any other provision of this Agreement, the parties hereto understand and agree that the data sharing provisions of Section 10.2, the remedy of indemnity payments provided herein and other remedies at law would be inadequate in the case of any breach of the provisions of the Confidentiality and Non-Competition Agreement or this Agreement, and the parties hereto agree that the aggrieved party will be entitled to equitable relief, including the remedy of specific performance, without posting of bond or other security, with respect to any breach or attempted breach of such provisions.

      14.12 NMPR Right to Distributor Sales Reports; Right to Audit. From time to time during the Term of this Agreement and for one (1) year thereafter, NMPR may, in its sole and complete discretion, require Distributor to furnish to NMPR, within seven (7) business days of any written request, complete Distributor sales reports, related data and necessary information to back up any payments made (or which should have been made) to NMPR arising hereunder based on sales of the Products or otherwise (each, a "Distributor Report"); however, such request may not include any information which is aged more than three (3) years from the date of the request. Should NMPR disagree with the content of any Distributor Report furnished to it, NMPR and its representatives shall, at any time during business hours and without prior notice to Distributor, have the right to inspect and audit any business books and records, bookkeeping and accounting records and sales and income tax records of Distributor relating in any way to this Agreement. Distributor agrees to fully cooperate with representatives and independent accountants hired by NMPR to conduct any such inspection or audit. If an inspection or audit discloses an understatement of payments or nonpayment due to NMPR under this Agreement, Distributor shall pay NMPR, within fifteen (15) days after receipt of the NMPR inspection or audit report, the amount of the understatement, plus interest from the date originally due until the date of payment, and Distributor shall reimburse NMPR for the cost of the audit or inspection, including the charges of attorneys and any independent accountants and the travel expenses, room and board and compensation of NMPR employees. These remedies are in addition to our other remedies and rights under this Agreement or applicable law and the right to audit will continue for one (1) year following termination of this Agreement.

      IN WITNESS WHEREOF, the parties have caused this Agreement to be executed by their duly authorized officers or employees.


NEOMEDIA MICRO PAINT REPAIR INC.

By: /s/ Charles T. Jensen
    --------------------------------

Name:  Charles T. Jensen
       -----------------------------
Title: President & CEO
       -----------------------------


DISTRIBUTOR:

WITHO-AS

By:  /s/ Marten Wigst0l
    --------------------------------
Name: Marten Wigst0l
      ------------------------------
Title: Chairman of the Board
       -----------------------------